Blue Sphere Corp. 10-Q

Exhibit 10.14

FRAMEWORK EBITDA GUARANTEE AGREEMENT

Entered on the date of July 17, 2015

Between

AUSTEP S.p.A. (“Austep”), registered identification number 11620890159, a company incorporated under the laws of Italy directly or indirectly through any of its subsidiaries, with registered office in Milan (Italy), Via Mecenate 76/45, represented by its legal representative PhD. Alessandro Massone, CEO;

and

Bluesphere Corporation (“Bluesphere”), registered identification number 98-0550257, a company incorporated under the laws of Nevada directly or indirectly through any of its subsidiaries, with registered office in 301 McCullough Drive, 4th Floor Charlotte, NC 28262 represented by its legal representative Mr. Shlomo Palas, CEO;

(AUSTEP and Bluesphere will be referred to under this Agreement individually as a “Party” and together as the “Parties”)

Whereas

a)

Austep is an Italian based technology provider and an EPC contractor of biogas plants, specializing in the design, construction, operation and the servicing of anaerobic digestion plants within Italy and worldwide;

b)

Bluesphere, a listed company specializing in the Waste-to-Energy (W2E) industry, has reached a strategic decision to acquire already built and under operation anaerobic digestion plants (hereinafter the “AD Plants” or “Plants”), within the Italian market (hereinafter the “Territory”) which were built and commissioned until the 31st of December 2012, based on the subsidizing policy then existing, of 280 €/Mwh feed in tariff, valid for 15 (fifteen) years;

c)

the potential AD Plants for acquisition are all capable of producing up to 999kw/h of electricity and heat, based on the above feed in tariff;

d)

the AD Plants were mostly facing operational, technical and functional problems, and as a result were unable to meet the expected financial results as originally anticipated by the developers of the AD Plants;

e)

each AD Plant is usually built, owned and managed through a limited liability Italian SPV company (“Plant SPV”);

f)

Bluesphere is handling negotiations with several owners of Plants SPV in order to acquire either the entire outstanding capital of the Plant SPV or a controlling participation into the Plant SPV, and prior to the entering of binding purchase agreements, with the Plant SPV owners, Bluesphere is interested in securing the future EBITDA of the Plants, should Bluesphere choose to acquire the relevant Plant SPV owning the Plants or some of them;

g)

Austep, due to its in-depth expertise in operating and servicing of such Plants, and based on a preliminary inspection of the AD Plants whose acquisition Bluesphere is negotiating, states that under a strict and in-depth operational supervision of the acquired Plants, the EBITDA of the Plants could be guaranteed for a period of time, starting 6 months following the Purchase Date, and ending at the end of the Power Purchase Agreement period;

Now, therefore,

the Parties have agreed to enter into a cooperation agreement setting the guidelines for the operation of the acquired Plants and the guarantee of EBITDA:

1.

Preambles, Annexes and Interpretation

1.1.

The Preambles to this Agreement and its Annexes comprise an integral part thereof.

2.

Definitions

For purpose of this Agreement, the following terms, set alphabetically, have the meanings set forth below:

2.1.

“AD Plant” or “Plant” – anaerobic digestion plants in Italy, whose purchase Bluesphere i) is negotiating and it has been inserted in the list of Plant’s under Bluesphere’s review provided for in Section 13.8 hereinafter or ii) has completed, as the case may be; Purchase can also mean purchasing stake in the entity owning the Plant;

2.2.

“Agreement” – This Framework EBITDA Guarantee Agreement entered into between Austep and Bluesphere, and its Annexes;

2.3.

“Annual EBITDA Review Process” – A review process performed at the end of each calendar year for the determination of the annual EBITDA;

2.4.

“Austep DD Period” – A period of 4 (four) weeks, beginning on the date of Bluesphere’s entrance into a binding LOI, during which Austep shall perform a technical DD, and issue a Report;

2.5.

“DD” – Due diligence; the analysis of Austep of an AD Plant in preparation for the purchase of the Plant SPV by Bluesphere;

2.6.

“EBITDA” – An accounting-based term meaning earnings before interest, tax, depreciation, and amortization of the reviewed or inspected entity, based on generally accepted accounting principles as specified in Annex A to this Agreement;

2.7.

“Event of Force Majeure” – as defined in Section 14;

2.8.

“GSE” – Gestore dei Sistemi Energetici;

2.9.

“Guaranteed Plant EBITDA” – The Plant EBITDA which Austep guarantees to each Plant - pursuant to a Guaranteed EBITDA Agreement as provided for by this Agreement - for the period beginning 6 (six) months following the Purchase Date, and ending at the end of the Power Purchase Agreement;

2.10.

“Guaranteed Plant EBITDA Agreement” – An agreement entered into between each Plant SPV and Austep, as the operator substantially in the form attached hereto under Annex B hereto;

2.11.

“Initial Expected Plant EBITDA” – The Plant EBITDA which Austep expects to be able to reach for each Plant pursuant to the relevant EBITDA Guarantee Agreement for the Initial Period;

2.12.

“Initial Period” – A period of 6 (six) months, starting on the Purchase Date of a Plant SPV by Bluesphere;

2.13.

“LOI” – Letter of intent with an Owner outlining a basic agreement between the Owner and Bluesphere to purchase the Plant SPV before a final and conclusive agreement is reached;

2.14.

“Negative Notice” – A notice issued by Bluesphere rejecting the proposed acquisition of a Plant SPV following a DD performed by Austep;

2.15.

“Owner” – the owner/s of a Plant SPV purchased, or contemplated for purchase by Bluesphere;

2.16.

“Positive Notice” – A notice issued by Bluesphere accepting the proposed acquisition of a Plant SPV based on the Report;

2.17.

“Power Purchase Agreement” – the Power Purchase Agreement in force for each Plant between GSE and the said relevant Plant SPV;

2.18.

“Purchase Date” – the date of completion of all conditions necessary to bring the purchase of a Plant SPV into effect;

2.19.

“Regulatory Requirements” – all regulatory provisions, instructions, permits, and licenses, pertaining to the operation and maintenance of the Plant, as may be applicable from time to time, including without limitation, treatment of sewage, land and air pollution, emission standards, noise regulation, biomass stock PPA requirements etc.;

2.20.

“Report” – A report prepared and issued by Austep to Bluesphere, pursuant to performance of DD, covering the issues stipulated in this Agreement and any additional issues Austep thinks should be included in the DD process;

2.21.

“Term” – the term of the Agreement;

2.22.

“60 Day DD Period” – A 60 (sixty) day period, stipulated in the LOI, and beginning on the date of Bluesphere’s entrance into a binding LOI with the Owner, during which Bluesphere negotiates a purchase agreement with the Owner regarding the Plant SPV.

3.

Performance of DD and Issuance of a Report

3.1.

Bluesphere is currently handling negotiations with several Owners of Plant SPVs owning and managing Plants with the characteristics detailed under Annex C.

3.2.

Within 5 Working Days following the date in which Bluesphere enters into a binding LOI, Bluesphere shall send a written notice to Austep i) informing Austep of the execution of such LOI, ii) providing Austep with preliminary information thereof such as and including: the commissioning date of the Plant, the location, the technology based on which it was built, and the mix of substrates used until then as Bluesphere was informed by the Owner of the AD Plant at the time of preparing the abovementioned written notice to Austep and iii) specifying the date when Austep DD activities should start.

4.

Austep DD and Report

4.1.

During Austep DD Period, Austep shall perform a technical DD of the Plant and shall send Bluesphere a written Report covering the following issues:

•

a technical review of the Plant covering the existing technology used in the Plant;

•

an analysis of the expected lifespan of the different components used in the Plant;

•

the expected service and maintenance costs of the Plant.

4.2.

The Report shall also contain the necessary improvements to be performed in order to reach the Guaranteed Plant EBITDA. The Report shall include the technical description of the required improvements, their expected budget and the Guaranteed Plant EBITDA. It is agreed between the Parties that expenses arising from regulation introduced by the authorities following the date in which Austep has performed its technical DD and any expenses and/or costs deriving directly from an Event of Force Majeure shall not be covered under the definition of the Guaranteed Plant EBITDA.

4.3.

The Report shall contain a written confirmation that the Plant is formally in full compliance with all applicable Regulatory Requirements in force at the moment of issuance of the confirmation or the necessary improvements to be performed in order to reach full compliance.

4.4.

Austep acknowledges that Bluesphere will decide whether or not to purchase a Plant SPV based first and foremost on the Report, the Guaranteed Plant EBITDA and the terms of the Guaranteed Plant EBITDA Agreement to be entered with the relevant Plant SPV.

4.5.

At the end of Austep DD Period, and before the elapse of the 60 Day DD Period, the Parties shall negotiate in good faith and agree on:

4.5.1.

the operational, service and maintenance costs and any other running costs to be paid by the Plant SPV to Austep during the Initial Period and the Initial Expected Plant EBITDA;

4.5.2.

the turnover and the Guaranteed Plant EBITDA to be reached by the Plant owned by the newly acquired Plant SPV.

4.6.

The terms and conditions of the Guaranteed Plant EBITDA Agreement to be executed by each relevant Plant SPV simultaneously with its acquisition by Bluesphere.

4.7.

The Guaranteed Plant EBITDA Agreement shall contain the explicit remuneration to be paid to Austep during the Initial Period, the agreed turnover and Guaranteed Plant EBITDA based on the following principles:

4.7.1.

Each Plant SPV shall pay to Austep an amount every month, to be calculated as indicated in Annex A for Plant’s operation, services and maintenance – including, without limitation: feedstock supply, consumable, equipment and all periodic, preventive and breakdown maintenance, treatments, and services (such as overhaul; repair of generators and engines, and of any other system in the Plant, regardless of the cause or reason for the breakage), as will be set forth in a periodic maintenance programme – against monthly invoices to be submitted by Austep (“Austep Remuneration”). It is agreed that monthly invoices regarding the Austep Remuneration will be paid by each Plant SPV for work and expenses actually performed and incurred by Austep, within 60 (sixty) days from the invoice date, subject to the provision of Section 4.7.8, and no more than 7 (seven) days following the date on which the Plant SPV actually receives the applicable payment from GSE for the month corresponding to that for which each such invoice was issued, with the exception of an amount equal to the VAT accrued on each invoice (each a “Delayed Amount”), up to an aggregate maximum amount of € 170,000.00 per each SPV, that will be paid within 18 (eighteen) months from the payment date of each invoice according to procedure indicated in following Section 10.6 hereinafter.

4.7.2.

Notwithstanding the above, Austep will be entitled to issue at the end of the first month of activity an invoice for the overall Austep Remuneration amount for the first 4 (four) months of operation following the execution of each Guaranteed Plant EBITDA Agreement (the “First Invoice”). The payment terms of the first invoice, subject to the applicable Delayed Amount, shall be: ¼ at 60 (sixty) days invoice date, ¼ at 90 (ninety) days invoice date, ¼ at 120 (one hundred twenty) days invoice date and ¼ at 150 (one hundred fifty) days invoice date all subject to section 4.7.8 and provided however, that the payments received by the relevant Plant SPV from GSE are sufficient to cover each relevant payment instalment. The First Invoice amount shall be adjusted prior to payment of each instalment to reflect the actual work and expenses performed and incurred by Austep during the period corresponding to the applicable instalment.

4.7.3.

Should Austep choose to request a short term financial advance on the First Invoice, Bluesphere undertakes to cause the relevant Plant SPV to bear and reimburse to Austep the interest accrued on the financing and charged by the financing entity, estimated at approximately € 2,500.00 for each relevant Plant SPVs and all subject to the advance written approval of Bluesphere.

4.7.4.

All subsequent invoices of the Austep Remuneration shall be in accordance to Section 4.7.1 above. For the avoidance of any doubt, current payments made by the SPV on a monthly basis shall be inclusive of VAT.

4.7.5.

Without derogating from any other provision in each relevant Guaranteed Plant EBITDA Agreement, at the end of each calendar year the Parties shall conduct the Annual EBITDA Review Process and act accordingly.

4.7.6.

Without derogating from Sections 4.8 and 4.10 hereinafter, the Austep Remuneration shall be the sole payments to Austep for all its costs, expenses, services etc. Austep will not be entitled to any additional payment whatsoever.

4.7.7.

Should Bluesphere decide to acquire a Plant SPV and the Parties reached a Guaranteed Plant EBITDA Agreement on the relevant Plant and Bluesphere as stakeholder/shareholder in the Plant SPV, shall have the power according to the relevant SPV’s corporate bylaws, including shareholders agreements – Bluesphere undertakes to cause each Plant SPV to enter into the relevant Guaranteed Plant EBITDA Agreement negotiated with Austep at the consummation of the closing. In any other case where Bluesphere does not have such power, Bluesphere undertakes to use its best efforts to procure the execution of the Guaranteed Plant EBITDA Agreement.

4.7.8.

To dispel any doubt, all payments due to Austep shall be made only from proceeds received from GSE for the generation of electricity in the Plant for the period of each invoice and, after the Initial Period, following and subject to the Guaranteed Plant EBITDA. After the Initial Period, in the event the payments received from GSE are not sufficient to cover both the Guaranteed Plant EBITDA and the payments to Austep, and provided that such insufficiency of payments does not result from Austep’s fault, those payments to Austep - as may be available after full coverage of the Guaranteed EBITDA - shall be postponed until the proceeds received from GSE shall enable to cover the Guaranteed Plant EBITDA (the “Postponed Payments”).

4.8.

Should the Parties fail to reach a Guaranteed Plant EBITDA Agreement for specific Plant under Sections 4.6 and 4.7, Austep shall be entitled to receive an agreed sum of i) € 2,500.00 per the said Plant in the event that Bluesphere does not enter into an agreement regarding the specific Plant with a third party, and ii) € 5,000.00 in the event that Bluesphere enters into an agreement regarding the specific Plant with a third party other than Austep.

4.9.

Within 2 (two) weeks following the date of completion of the DD performed by Austep, taking into account the results of the DD performed by Austep and the Report, Bluesphere shall decide whether it is willing to acquire Plant SPV owning the inspected Plant or whether it shall issue a Negative Notice.

4.10.

Once a Negative Notice is issued by Bluesphere, and Bluesphere has decided not to acquire the Plant SPV solely for legal reasons or financing issues that are not results of the technical conclusions Bluesphere shall pay Austep for the DD performed by Austep an amount equal to € 5,000.00, per each Plant which has been rejected by Bluesphere.

4.11.

To dispel any doubt, Bluesphere shall be exempt from paying the abovementioned agreed sum to Austep, if the reason for rejecting the acquisition is due to technical reasons.

4.12.

Once Bluesphere has issued a Positive Report announcing the Owner of its commitment to enter into a definitive purchase agreement with regards to a Plant SPV, Bluesphere shall issue within 3 (three) business days a written confirmation to Austep with respect to the following issues:

4.12.1.

a written confirmation of the improvements approved for investments;

4.12.2.

inform Austep of the starting date of the Initial Period;

4.12.3.

provide Austep with all the detailed documentation and information reasonably requested by Austep and available to Bluesphere enabling Austep to operate the Plant owned by the Plant SPV in an efficient and prudent way.

5.

Implementation of New Recipes

5.1.

The Parties agree that the implementation of new recipes, and the normalized operation necessary to reach the Guaranteed Plant EBITDA shall not last more than the Initial Period, during which Austep shall strive to regulate the feed in process, and the operation of the Plant.

6.

Austep’s Obligations

6.1.

Following the Purchase Date and the execution of the Guaranteed Plant EBITDA Agreement with each Plant SPV, Austep shall become the sole responsible party for the, operation, maintenance, and supervision of the Plant, including but not limited to the supply of substrates thereof:

6.1.1.

During the Initial Period the Initial Expected Plant EBITDA shall apply and Austep shall implement the improvements approved by Bluesphere, and the new recipe for reaching the Guaranteed Plant EBITDA. To dispel any doubt, the improvements suggested by Austep for Bluesphere’s approval shall contemplate the repair of any deficiency in the original construction of the Plant, to meet all applicable Regulatory Requirements in force at the date of the release of the DD report indicated in Section 4.2, and to ensure the operation of the Plant in compliance with the technology provider the manual of operation.

6.1.2.

Following the Initial Period, the Guaranteed Plant EBITDA, shall be in full effect, and Austep shall have no right to claim for additional charges exceeding those specified in this Agreement, in Annex C and in Annex A for the purpose of complying with the Guaranteed Plant EBITDA, and for any other purposes other than for an Event of Force Majeure or changes of regulations which have been introduced following the DD date, unless agreed in writing between the Parties of each relevant Guaranteed Plant EBITDA Agreement.

6.1.3.

Austep shall be bound to operate the Plant in best practices and a prudent manner, and in full compliance with all the technical requirements of the equipment manufacturers and suppliers and all rules and regulations, in force from time to time including but not limited to the covenants and obligations stipulated in the permits granted to each SPV for the construction and operation of the Plants, environmental, health and safety regulations. Austep shall promptly inform in writing Bluesphere of the entrance into force of any new rule and/or Regulatory Requirements that may affect the Plant operation specifying the improvements to be made to the Plant in order to comply with the new requirements and their costs. Once obtained Bluesphere approval, Austep shall perform the indicated improvements and Bluesphere shall reimburse the costs to Austep at the conditions agreed between the Parties. Should Bluesphere not approve the improvements, Austep will be exempted from full compliance liability provided for in Section 6.1.4 hereinafter.

6.1.4.

To dispel any doubt, and without derogating from the aforesaid, Austep shall bear the sole and complete responsibility for full compliance with any and all Regulatory Requirements pertaining to the operation of the Plant, as applicable from time to time and will be responsible to pay any fines imposed by the authorities for lack of compliance.

7.

Annual Plant EBITDA Review Process

7.1.

The Guaranteed Plant EBITDA Agreements to be entered into by AUSTEP and each Plant SPV shall contemplate the annual Plant EBITDA Review Process specified in the following Sections.

7.2.

The financial statements of each Plant will be audited by an Auditor nominated by Bluesphere. Austep shall have the right to review the financial reports prepared by the nominated Auditor, and contest the Plant EBITDA as presented by the nominated Auditor.

7.3.

At the end of each calendar year the Parties will review the results of operation of the Plant as presented and audited by the appointed Auditor, and the following shall occur:

7.3.1.

Austep shall send to each relevant Plant SPV, with copy to Bluesphere, a written report detailing the amounts to be excluded from, or added to the EBITDA, if at all.

7.3.2.

In the event the Parties were unable to agree on the amount of the Plant EBITDA and the expenses to be included or excluded thereof, a CPA of Ernst Young accounting firm, in Milan, Italy, shall be appointed as a Ruler to quantify the amount of EBITDA, based on the guidelines specified under each Guaranteed Plant EBITDA Agreement. The Ruler’s decision shall be in English and reached within 10 (ten) working days following his nomination and his decision shall become final and binding. The Parties shall bear the costs of the Ruler on a 50/50 basis.

7.3.3.

If the Plant EBITDA included in the Plant audited financial statements and agreed between the Parties, or as quantified by the Ruler is lower than the Guaranteed Plant EBITDA specified in the relevant Guaranteed Plant EBITDA Agreement, Austep shall, within 60 (sixty) days following the date of quantifying the Plant EBITDA, reimburse the relevant Plant SPV for the missing Plant EBITDA.

7.3.4.

If the Plant EBITDA as included in the Plant audited financial statements and agreed between the Parties, or as quantified by the Ruler, is higher than the Guaranteed Plant EBITDA specified in the Guaranteed Plant EBITDA Agreement (the “Yearly Positive Difference”), the Relevant Plant SPV shall within 60 (sixty) days following the date of quantifying the Plant EBITDA, reimburse Austep for 90% of the Yearly Positive Difference. Notwithstanding the above, in the event that Austep shall accumulate any Postponed Payments, as set forth below in Section 7.5, the SPV’s quota of the Yearly Positive Difference shall first be utilized for the payment of the Postponed Payments, and the remaining balance, if any, of the SPV’s quota of the Yearly Positive Difference shall remain finally with the SPV.

7.4.

For clarity sake, the amount of Guaranteed Plant EBITDA shall be after payment of all operational costs, including all those detailed in Section 4.7.1 above and costs of a commonly used insurance policy covering theft, machinery breakdown and business interruption, as accustomed in the industry. It is also agreed that in the calculation of the Guaranteed Plant EBITDA the costs relating to the Plant financing (including any financial leasing activated for the construction of the Plant) and management fee due to Bluesphere, the rent or, in general, any consideration to be paid for the use of the land where the Plant is located and which is not owned by the SPV, if any, shall be excluded.

7.5.

To dispel any doubt, all payments due to Austep shall be made only from proceeds received from GSE for the generation of electricity in the Plant and following and subject to the Guaranteed Plant EBITDA. In the event the payments received from GSE are not sufficient to cover both the Guaranteed Plant EBITDA and the payments to Austep, and provided that such insufficiency of payments does not result from Austep’s fault, those payments to Austep - as may be available after full coverage of the Guaranteed EBITDA - shall be postponed until the proceeds received from GSE shall enable to cover the Postponed Payments.

8.

Exclusivity

8.1.

The Parties acknowledge that Austep entered this Agreement based on the understanding that Bluesphere intends to purchase at least 3 (three) Plants.

8.2.

Without derogating from any provisions of this Agreement, it is agreed between the Parties that Austep shall have an exclusive first right to enter into a Guaranteed Plant EBITDA Agreement with Plant SPVs acquired by Bluesphere for 15 (fifteen) Plant SPVs Blueshpere shall acquire in Italy. Once Bluesphere has completed the purchase of 15 (fifteen) Plant SPVs, the Parties shall negotiate, in good faith, exclusivity for an additional number of Plant SPVs in Italy. This provision shall not be deemed as an unconditional obligation of Bluesphere to grant Austep exclusivity for any additional number of Plant SPVs.

8.3.

For clarity sake, if Austep has refused to enter into a Guaranteed Plant EBITDA Agreement for any of the acquired Plant SPVs, or the Parties were unable to agree on the amount of the Guaranteed Plant EBITDA, or the Parties failed to reach an agreement under Section 4 and its sub-sections, Bluesphere shall have the right to negotiate and enter a Plant EBITDA guarantee agreement for such Plant SPV with another party, and Austep shall have no claim against Bluesphere in that respect.

9.

Term and Termination of the Agreement

9.1.

This Agreement shall come into effect on the signing by both Parties.

9.2.

The term of each EBITDA Guarantee Agreement is for the period of validity of each relevant PPA, starting on the signing date of each Guaranteed Plant EBITDA Agreement and ending on the date of the end period of each relevant PPA.

9.3.

This Agreement will expire with the expiration of the latest Guaranteed Plant EBITDA Agreement entered into in execution of this Agreement, unless renewed with both Parties’ consent, given in a written notice sent to the other Party at least 6 (six) months prior to the conclusion of Term of the Agreement.

9.4.

On every visit in the site, Bluesphere shall comply with the safety regulations and will notify Austep in writing and in advance of its intention to visit the site. During the Term of the Agreement Austep will provide Bluesphere with all data and materials of each AD Plant. In addition, and without derogating from any of Austep’s obligations and liabilities according this Agreement, the Plant Guaranteed EBIDTA Agreement and any applicable law, Bluesphere shall perform supervisions from time to time at Bluesphere’s sole discretion and as it sees fit, provided that such supervisions shall not delay or obstruct the regular operation of the Plant, and as much as possible shall be performed during regular working days and hours.

9.5.

During the term of each Guaranteed Plant EBITDA Agreement, Austep will operate the Plants with sufficient and qualified manpower to ensure the proper and ongoing operation of the Plants.

9.6.

The Parties hereby agree that during the term of each Guaranteed Plant EBIDTA Agreement, but not before the elapse of 3 (three) years from the signing of each Guaranteed Plant EBIDTA Agreement, Austep will have the right to terminate the Guaranteed Plant EBITDA Agreement only if:

9.6.1.

it has offered each relevant Plant SPV an alternative solution to operate the Plant under the same or better terms; and

9.6.2.

the relevant Plant SPV has given its written consent for the alternative solution, which will not be unreasonably refused.

9.7.

Notwithstanding any other provision of this Agreement, Bluesphere is entitled to terminate this Agreement before the conclusion of its Term in the event Austep becomes bankrupt or insolvent, or goes into liquidation, or has a receiving or administration order made against it or carries on business under a receiver, trustee or manager for the benefit of its creditors, or if any act is done or event occurs which (under Applicable Law) has a similar effect to any of these acts or events.

9.8.

Notwithstanding any other provision of this Agreement, the Parties are entitled to terminate this Agreement before the conclusion of its Term in the event the other Party substantially violates terms of this Agreement and has not ceased this violation and remedied the consequences thereof within four 4 (four) weeks of a written demand.

9.9.

Without derogating from Section 9.8, the Parties hereby agree that in each Guaranteed Plant EBITDA Agreement the relevant Plant SPV shall be entitled to terminate the Guaranteed Plant EBITDA Agreement before the conclusion of its term if the Plant EBITDA for 2 (two) consecutive years has not reached, by more than 10%, the Guaranteed Plant EBITDA per each of the respective years even though Austep has reimbursed the missing Guaranteed Plant EBITDA, by giving Austep a written notice of 90 (ninety) days prior to such termination.

9.10.

Upon termination of this Agreement, Austep shall furnish Bluesphere and the relevant Plant SPV with all information, data and documentation, pertaining to the operation, maintenance, and treatment of the Plant, including without limitation any information and data regarding suppliers of substrates and other equipment, and machinery and engine technicians and all agreements related to the AD Plant. In any event of termination and without derogating from any of Austep obligations due under this Agreement, and from any of the remedies available to Bluesphere, Austep shall make its best efforts to include in every agreement relating to or relevant to the Plant’s operation, (excluding the agreements specified in Section 16.2) a clause of optional assignment to the SPV and will take all necessary actions to assign to the SPV, or to Bluesphere as the case maybe all relevant operational agreements of the Plant [such as feedstock supply, engine maintenance and warranties].

9.11.

To dispel any doubt, termination of this Agreement prior to the conclusion of its Term, for any cause, shall not derogate from any rights or remedies available to the Parties at law or in equity, or pursuant to this Agreement.

10.

Guarantees

10.1.

Austep hereby irrevocably undertakes to fulfill all its obligations, whether now existing or arising hereafter, under this Agreement and under the Guaranteed Plant EBITDA Agreements, including all annexes, exhibits, schedules, amendments, modifications, renewals and extensions thereto, as from time to time amended, restated, supplemented or otherwise modified, regardless of the existence of any other security, guarantee or surety given by Austep for fulfillment of its said obligations.

10.2.

Austep undertakes to provide each Plant SPV upon execution of each Guaranteed Plant EBITDA Agreement with an Advance Loss of Profit Insurance policy (“ALOP”), issued by a primary insurance company authorized to conduct business in Italy covering an amount equal to 12 (twelve) months of the Guaranteed Plant EBITDA of the relevant Plant, to Bluesphere’s satisfaction, In addition, in the event of termination of a relevant Guaranteed Plant EBITDA Agreement, Austep shall guarantee to the relevant Plant SPV the supply, either through existing feedstock in storage or through supplier’s contractual commitments, sufficient feedstock to regularly operate the relevant Plant until the next harvest, provided however that the next harvest is covered by a written engagement which is for a period no less than 6 (six) months.

10.3.

The ALOP insurance shall indicate Austep, Bluesphere, Bluesphere Italy (a subsidiary Bluesphere or any of its subsidiaries will found in Italy, from time to time, for the purposes of this agreements) and the Plant SPV as the insured/beneficiary of the policy and Bluesphere, Bluesphere Italy and the Plant SPV shall be entitled to trigger the policy,

10.4.

The ALOP insurance specification and policy, approved by Bluesphere and the Plant SPV, shall be attached as an annex to the Plant EBITDA Guarantee Agreement signed with each Plant SPV.

10.5.

Austep shall procure, at its own expense, the abovementioned ALOP insurance policy, and fulfil all the conditions thereof, including without limitation, pay the deductibles; fully and punctually pay the premiums; and arrange for, and ensure that the insurance coverage is in effect according to Austep’s undertakings.

10.6.

Austep shall manage the ALOP insurance claim vis-à-vis the insurance company, and shall retain the reimbursement proceeds received for the repair of the damages directly incurred by Austep.

10.7.

Austep in order to cover the risk of an increase of substrates costs, shall, for each Guaranteed Plant Agreement, set aside and deposit the amount as set forth hereinbelow in a special bank account to be opened by Austep dedicated for the purpose of this Section with a primary Italian bank (the “Guaranty Account”). The amounts deposited in the Guaranty Account (the “Guaranty Amounts”) shall constitute a guarantee for the risk of increase of substrates costs and shall be used only with the written consent of Plant SPVs and/or Bluesphere Italy and/or any other subsidiary of Bluesphere as Bluesphere shall instruct (“Bluesphere Entities”). Austep shall cause Bluesphere Entities to be registered as a co-signatory of the Guaranty Account, so that the signature of Bluesphere Entities shall be required for all intents and purposes with respect to the Guaranty Account and/or use of the Guaranty Amounts. Austep shall open the Guaranty Account, with the joint signature powers of the Bluesphere Entities as above indicated simultaneously with the execution of the first Guaranteed Plant EBITDA Agreement. In the event of an aggregate increase in the price of substrate of 10% or more within a 12 (twelve) month period, Bluesphere Entities shall have the right, at its sole discretion, to exercise the guarantee pursuant to this Section. In the event that Bluesphere Entities elect to exercise the guarantee, a sum representing the actual increase in substrate costs shall be released out of the Guaranty Account for the purpose of purchasing substrate for the operations of the Plant SPVs over the subsequent 12 (twelve) months period.

Beginning on the 19th month following the date of the first invoice submitted by Austep to each Plant SPV, Bluesphere shall cause the applicable Plant SPV to pay into the Guaranty Account each Delayed Amount which becomes due and payable according to the provisions of Section 4.7.1 above, up to the amount of € 85,000.00 per each Plant SPV (the “Guaranty Amounts Limit”). Once the Guaranty Amounts Limit has been reached, Delayed Amounts which become due and payable as aforesaid shall be paid directly to Austep. Notwithstanding the above, except as provided in following Section 10.7, in no event shall the Guaranty Amounts together with the aggregate outstanding Delayed Amounts exceed an aggregate value of € 170,000.00 for each Plant SPV.

Upon an exercise of the guarantee, Bluesphere shall immediately cause each relevant Plant SPV to pay into the Guaranty Account each Delayed Amount which becomes due and payable until the Guaranty Amounts Limit has been restored, at which point subsequent Delayed Amounts which become due and payable as aforesaid shall be paid directly to Austep.

10.8.

The Parties undertake to meet every 2 (two) years in order to evaluate if, in light of the market situation, the Guaranty Amount provided for each SPV is sufficient, insufficient or in excess taking into consideration of the purpose of the guarantee and take the appropriate measures, provided however in the event of no consent between the Parties the above amount and mechanism shall continue to be in force.

10.9.

The Guaranty pursuant Section 10.7 shall survive for a period of 3 years following the termination of this Agreement due to Sections 9.7 and 9.9 of this Agreement, and due to Section 9.8, other than if such termination was due to a violation by the SPV and in any event for a period not exceeding 12 (twelve) months after the full Term of this Agreement, during which time the Guaranty Account and the Guaranty Amounts will continue to be used to guarantee the price of substrate and no breach or violation by Austep of any of its undertakings and/or representations under this Agreement and/or each Guaranteed Plant EBITDA Agreement, shall in any way derogate from its obligations pursuant to this Section which shall continue to have full force and effect

11.

The Right to Offset

11.1.

In the event of not reaching the Guaranteed Plant EBIDTA in a Plant SPV, Bluesphere shall be entitled to offset any payment due to Austep under the applicable Guaranteed Plant EBITDA Agreement from any payment due to Austep by another Plant SPV in accordance with any other Guaranteed Plant EBITDA Agreement. For clarity sake, each Guaranteed Plant EBITDA Agreement will provide a specific payment delegation procedure to permit a relevant Plant SPV to make payments on behalf of Austep in favor of any other SPV.

11.2.

Bluesphere and Each Plant SPV shall have a retention of title on the insurance policies to be procured by Austep with regards to the Plant, or alternatively Bluesphere and the relevant Plant SPV shall be added to the insurance policy as a 2nd beneficiary in addition to Austep.

12.

Bluesphere Guarantee

12.1.

Bluesphere shall irrevocably, primarily and unconditionally guarantee to Austep all payments – including any Postponed Payments – due to Austep under this Agreement and any relevant Guaranteed Plant EBITDA Agreement, which may be due to Austep only after full coverage of the relevant Guaranteed Plant EBITDA, provided that Austep has sent a written notice of claim to the relevant Plant SPV and the Plant SPV has not reacted within 15 (fifteen) business days of receipt of the written notice.

12.2.

Bluesphere hereby gives its consent, or undertakes to make its best efforts to ensure that each Guaranteed Plant EBITDA Agreement will include the relevant Plant SPV’s commitment to cover all direct costs and expenses of attorneys’ fees, incurred by Austep in the event the relevant Plant SPV does not transfer to Austep payments due to it, provided that:

a)

Austep has sent a written notice of claim to the relevant Plant SPV and the Plant SPV has not complied within 15 (fifteen) business days of receipt of the written notice; and

b)

such abovementioned costs and expenses have been awarded to Austep as a result of the arbitration procedure provided for by each relevant Guaranteed Plant EBITDA Agreement.

13.

Confidentiality of Information and Non-Competition

13.1.

For the duration of this Agreement, and for 5 (five) years following its termination, each Party shall keep all information received from the other Party and marked confidential (hereinafter the “Confidential Information”).

13.2.

The Confidential Information shall not be divulged without both Parties’ written consent given in advance. The Parties may not use the Confidential Information for any purpose other than the purposes set out in this Agreement, except if needed by Bluesphere and/or each relevant Plant SPV for the operation of the Plants. This provision will survive the termination of the Agreement or the conclusion of its Term. The Parties shall uphold the confidentiality of, and shall not use other than for the purposes set out in this Agreement, any Confidential Information related to the AD Plant, including documents, data, technical, business, financial and/or any other written and or oral information regarding the Project which was prepared by any of the Parties, except for:

13.2.1.

when the information becomes part of the public domain (and not as a result of the breach of this Agreement);

13.2.2.

when the information was in the one Party’s possession prior to receiving it form the other Party;

13.2.3.

when the information was received by a third party which is not, to the knowledge of the receiving Party, in breach of an obligation of confidentiality, and is therefore not subject to the limitations of its exposure;

13.2.4.

when the information is requested by any governmental, regulatory, judicial or other such body under applicable legislation, regulations or rules.

13.3.

Each Party shall take reasonable measures to protect Confidential Information.

13.4.

A Party may divulge the Confidential Information to its consultants, technical or commercial consultants, accountants, auditors, counsels, investors, bankers and subsidiaries (hereinafter the “Consultants”) to the extent it is necessary for the development of a relevant AD Plant. A Party transferring Confidential Information to Consultants must inform them of its confidential nature and guarantee their commitment to keeping such information confidential.

13.5.

None of the Parties including their consultants, representatives, sub-contractors or any of their related parties will use or disclose any of the Confidential Information obtained from the other Party during the period of this Agreement for a purpose other than the development of a joint AD Plant Such Confidential Information will not be held as confidential if it were proven to be publicly available prior to it being transferred to the Consultants.

13.6.

In case of a material breach of this Agreement, the non-breaching Party shall send a notice of such a breach to the breaching Party. If the breaching Party fails to remedy such a breach within 60 (sixty) days of the receipt of such notice, the other Party shall have the right to terminate this Agreement in a written form to the breaching Party any time thereafter.

13.7.

Austep hereby agrees that during the Term of the Agreement it will not, directly or indirectly, without the prior written and explicit consent of Bluesphere, present, or make an offer, to any third investor with respect to any Plant falling within the framework of this Agreement, i) for the duration of the exclusivity granted to Bluesphere for the purchase or ii) – in the event no exclusivity has been granted to Bluesphere – for a maximum period of 90 (ninety) days from the communication provided for in following Section 13.8, or iii) with respect to any Plant(s) Austep has proposed to Bluesphere’s, and which Bluesphere has accepted to consider, and started to proceed with LOI within a period of 60 (sixty) days.

13.8.

The Parties shall agree on a written list of Plants under Bluesphere review, attached hereto as Annex C, which will specify the term of the exclusivity granted to Bluesphere and that will be up-dated from time to time by written communication sent by Bluesphere to Austep. Austep shall give its consent, which shall not be unreasonably denied, to the up-dating of list with the Plants communicated by Bluesphere.

13.9.

The acceptance by Bluesphere to examine a Project offered by Austep should be given in writing within 15 (fifteen) days from the date Bluesphere received the preliminary necessary information from Austep.

13.10.

In the elapse of the terms provided for in Section 13.7, Austep will be free to offer to any third party a guarantee EBITDA proposal or any other proposal for the operation and maintenance of the relevant Plants.

14.

Force Majeure

14.1.

Failure of a Party to execute, or delay in a Party’s execution of this Agreement or part thereof, shall not constitute a breach of this Agreement if caused by an Event of Force Majeure.

14.2.

An Event of Force Majeure means events beyond the reasonable control of either Party, which constitutes exceptional and unforeseeable circumstances, as stipulated hereunder, and which are the direct cause of:

(1)

material and unavoidable physical damage or destruction to the Plant;

(2)

delay and/or interruption of the full and regular operation of the Plant for more than 3 (three) consecutive days;

and which, despite the exercise of diligent efforts, such Party was unable to prevent, limit or minimize.

14.3.

A Party affected by an Event of Force Majeure shall inform the other Party in writing within 3 (three) days of such occurrence, and in addition shall provide supporting documentation and evidence regarding the circumstances which constitute the Event of Force Majeure, specifying why under these circumstances the implementation, or the timely implementation, of a contractual obligation was not possible, and proving that such failure or delay were the direct result of those circumstances.

14.4.

Pursuant to all of the above, the following events only could constitute an Event of Force Majeure, so long as such events are the direct cause of failure to execute or delay in execution, as can be proven, and as stated above (for avoidance of doubt any events which is not specifically set forth as Force Majeure event cannot be deemed as a Force Majeure event): acts of public enemies; orders or restraints of any kind of the government of the Italian Republic or any of its departments, agencies, political subdivisions or officials, or any civil or military authority; earthquakes; fires; hurricanes; tornadoes; floods; explosions; partial or entire failure of national utilities. Furthermore the Parties agree that the occurrence of hidden construction fault and/or defects of the Plant which delay or interrupt the regular operation of the Plant and which Austep could not have discovered in its DD review process, shall be considered as an Event of Force Majeure, provided however that such fault and/or defects could not be cured without affecting the Guaranteed EBIDTA.

15.

Waiver - Remedies

15.1.

All remedies specified in this Agreement or otherwise available shall be cumulative and in addition to any other remedy provided hereunder or now or hereafter available at law or in equity. No waiver with respect to any breach or default hereunder, whether or not the other Party received notice thereof, shall be deemed to be a waiver with respect to any subsequent breach or default, whether of similar or different nature; nor shall the failure of a Party to insist upon the performance by the other of any term hereof be deemed a waiver of the rights of the first-mentioned Party with respect thereto.

16.

Assignment

16.1.

The rights and obligations of the Austep pursuant to this Agreement shall not be assigned to a third party without Bluesphere’s written prior consent. Bluesphere shall not unreasonably withhold its consent.

16.2.

Assignability of Subcontracts. All of Austep’s operational subcontracts necessary the performance of work under this Agreement, including substrate/feedstock supply agreements, the engine maintenance agreement, shall be assignable to Bluesphere and/or the relevant Plant SPV, in the case of a default by Austep under the applicable Plant Guaranteed EBIDTA agreement, and Bluesphere and/or the relevant Plant SPV shall have be entitled to receive such additional documentation it requires with respect to such assignment. For clarity sake, Austep, Bluesphere Italy and/or the Plant SPV shall be the beneficiary/insured of the ALOP insurance policies and Bluesphere Italy and/or the Plant SPV shall be entitled, at their sole discretion, to trigger the ALOP insurance by written notice to the insurance company in case of default/termination.

17.

Conflict Resolution and Jurisdiction

17.1.

The Parties will attempt to resolve all conflicts and disputes relating to this Agreement by negotiation. Should the Parties be unsuccessful in resolving their dispute within 90 (ninety) days, the dispute shall be brought before an arbitration panel.

17.2.

Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity thereof, shall be settled by arbitration in accordance with the Arbitration Rules of the International Chamber of Commerce, Paris (ICC) as are presently in force. The number of arbitrators shall be 3 (three). The place of arbitration shall be Lugano (Switzerland) . The language to be used in the arbitral proceedings shall be English. The decision of the Arbitrator shall be final and conclusive.

18.

Miscellaneous

18.1.

This Agreement including the Annexes (whether attached to this Agreement on its signing date or added later in accordance with the provisions of this Agreement) hereto constitute the entire and only agreement between the Parties, and no modification of the terms and conditions contained herein shall be binding unless agreed upon in writing and signed by both Parties.

18.2.

Notices. All notices and other communications required or desired to be communicated by one Party to the other shall be in writing and shall be deemed given when sent by email, facsimile, or manual delivery or 10 (ten) days after mailing by registered airmail to the respective addresses set forth below or to such other addresses as may be designated by a written notice to the other Party, provided, however, that any notice of change of address shall be effective only upon receipt:

To Austep:

Address:

Via Mecenate 76/45
20138 Milan – Italy

Facsimile:

+39 02 58019422

Email:

a.massone@austep.com

To Bluesphere:

Address:

301 McCullough Drive, 4th Floor
Charlotte, NC 28262

Email:

Roy@bluespherecorporate.com

IN WITNESS HEREOF, the parties have duly executed this Agreement.

By: BLUESPHERE CORPORATION	By: AUSTEP S.p.A.
Name: Shlomi Palas	Name: Alessandro Massone
Title: CEO	Title: CEO
Company: BlueSphere Corporation	Company: Austep S.p.A.
Date:	Date:

Annex A - Principles for EBITDA Calculation

Annex B – Guaranteed Plant EBTDA Agreement format

Annex C - Specifications of Plants under Review or Negotiation